UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 27, 2009 (Date of earliest event reported)

Corning Natural Gas Corporation (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-00643 (Commission File Number)	16-0397420 (I.R.S. Employer Identification No.)

330 West William Street, Corning New York (Address of principal executive offices)	14830 (Zip Code)

(607) 936-3755 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On Friday, March 27, 2009, Corning Natural Gas Corporation (the “Company”), the Staff of the New York Department of Public Service, the Village of Bath Electric, Gas and Water Systems and multiple intervenors (representing large industrial customers in the Company’s service area) entered into and filed with the New York Public Service Commission (the “Commission”) a settlement agreement (the “Joint Proposal”) in the Company’s current gas rate case, Case 08-G-1137.  The Joint Proposal, if adopted by the Commission, would, starting in September 2009, raise base rates by $972,794 and develop a “merchant function charge,” covering certain gas supply-related costs formerly included in “bundled” base rates, that would collect an additional $523,938.  If approved by the Commission, the Joint Proposal would also establish a process to adjust rates in September 2010 for new capital expenditures and property taxes, as well as establishing a “revenue decoupling mechanism,” intended to avoid disincentives for conservation, and a sharing formula for “producer revenues,” the revenues derived from service provided to natural gas producers in the Corning area.  The Joint Proposal also continues certain infrastructure and safety mandates. The full Joint Proposal and appendices are available on the Commission website (www.dps.state.ny.us). There can be no guarantee that the Commission will adopt the Joint Proposal as proposed or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation

	By:	/s/ Michael I. German
By Michael I. German,
Dated: April 3, 2009		Chief Executive Officer and President